EXHIBIT 99.1

VASCO Reduces Revenue Guidance for Full Year 2008

Full Year Guidance for Gross Margin and Operating Margin Remains Unchanged; Company to Focus on Cost Containment and Sales to Its Strongest Markets; VASCO Announces Conference Call Scheduled for January 6 at 10 am EST

OAKBROOK TERRACE, Ill., and ZURICH, Switzerland, January 6, 2009—VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), a leading software security company specializing in authentication products, today announced that, considering a combination of the deterioration of the economy in the U.S. and a number of delayed orders in other geographic markets in Q4, VASCO is reducing its 2008 revenue guidance.

We expect our revenue growth for 2008 to be in a range of 9% to 12% compared to 2007. Further, we expect that our full year Gross Margin and Operating Margin to be within the previously announced ranges.

Although we are initiating a cost containment program going forward, we expect that the investments we made in people and infrastructure in 2008 will result in positive returns in 2009. As we experience those expected positive results in 2009, we will continue to fund opportunities for growth.

“Weak results in Q4 have forced VASCO to reduce its revenue guidance for full year 2008 to 9% to 12% over its revenues in 2007.” said T. Kendall Hunt, VASCO’s Chairman & CEO. “We believe that the lower revenue in Q4 primarily reflects the uncertainty related to economic conditions worldwide which has resulted in a longer sales process and a delay in orders. Nevertheless, we continue to see strong interest in our products. In response to this difficult economic climate, VASCO’s management is taking decisive action. First, VASCO is increasing its focus on its more productive markets. These include the growing financial markets of Brazil, Russia, India and China (BRIC) and the more mature markets of EMEA and the Region of Singapore where we continue to sell to the financial and non-financial industries. Secondly, VASCO is initiating a cost containment program intended to respond to these difficult economic times and to maintain a profitable business. The Company’s management team is determined to steer the Company through this challenging economic situation. The Company is profitable, has strong worldwide business, a large installed customer base, a solid balance sheet, no long-term debt, and a healthy cash position.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, January 6, 2009, at 10:00 a.m. EST—16:00h CET.

To participate in this Conference Call, please dial one of the following numbers:

US/Canada dial in – 800-732-5617

International dial in – +1 212-231-2900

Mention the VASCO conference call to be connected.

About VASCO

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of approximately 8,000 companies in more than 100 countries, including more than 1,200 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” “intended/meant,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company’s public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com